EXHIBIT G

NOTICE OF ANNUAL MEETING, PROXY STATEMENT

DATED APRIL 6, 2001, AND PROXY FORM

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April 6, 2001

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 7:00 p.m. on Thursday, May 10, 2001, at the Clemens Center in Elmira, New York. Parking will be available in the Chemung Canal Trust Company main lot or in the parking garage located on Gray Street.

In addition to the formal items of business, we will review your Company's financial performance during 2000, discuss this year's first quarter results and plans for 2001, and answer questions from our shareholders. Following the meeting, our officers and staff look forward to enjoying conversation and refreshments with those of you who are able to attend.

It is important for you to be represented at the meeting, whether or not you plan to attend. Please mark, sign and date the enclosed proxy card and return it in the enclosed envelope.

Sincerely yours,

Jan P. Updegraff
President and
Chief Executive Officer

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NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902
Parent Company of Chemung Canal Trust Company
Date/Time:		7:00 p.m. on Thursday, May 10, 2001

Place:		Clemens Center 116 East Gray Street Elmira, NY 14901

Items of Business:	(1)	Election of five directors, and
	(2)	Transacting other business properly brought before the meeting.

Who May Vote:		Shareholders of record as of March 23, 2001.

Annual Report & Proxy Statement:		Copies of the 2000 Annual Report & Proxy Statement are enclosed.

Date of Mailing:		This Notice and the Proxy Statement are being mailed to stockholders on or about April 6, 2001.

BY ORDER OF THE BOARD OF DIRECTORS Jane H. Adamy, Secretary

April 6, 2001.

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TABLE OF CONTENTS

Questions About the Meeting	5

Election of Directors and Nominee Biographies	7

Standing Director Biographies	8

Security Ownership of Certain Beneficial Owners & Management	10

Personnel Committee Report on Executive Compensation	14

Executive Officers	15

Executive Compensation	16

Pension Plans & Employment Contracts	17

Comparative Return Performance Graph	19

Board of Directors Information	20

Audit Committee Report	21

Other Information	22

Director Business Relationships	23

Section 16(a) Beneficial Ownership Reporting	23

Appendix A	24

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QUESTIONS ABOUT THE MEETING

What do I need to know about Chemung Financial Corporation and Chemung Canal Trust Company?

Chemung Canal Trust Company (the "Bank") is the wholly owned banking subsidiary of Chemung Financial Corporation (the "Corporation"), and unless otherwise stated, financial and other information is presented on a consolidated basis.

What am I voting on?

You are voting on the re-election of five directors to the Corporation's Board of Directors.

Who may vote?

You may vote if you owned the Corporation's stock at the close of business on March 23, 2001. As of March 16, 2001, there were 3,978,949 shares of common stock outstanding.

How do I vote?

Please vote by signing, dating, and returning each proxy card you receive in the prepaid envelope. Also, indicate in the space provided on the proxy card if you plan to attend the meeting.

Can I change my mind after indicating my vote and returning the proxy card?

Yes. You may change your vote any time before the polls close at or before the annual meeting by:

(a)	signing and returning another proxy card indicating a later date; or
(b)	attending the annual meeting and voting in person; or
(c)	revoking your proxy by notifying the Corporate Secretary in writing.

What if I return my proxy card but do not provide voting instructions?

Properly signed proxies received without voting instructions will be voted FOR the nominee directors.

How are votes counted?

Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast. Any other matter requires the affirmative vote of a majority of votes cast except as otherwise provided in the Corporation's Certificate of Incorporation or By-laws. Only shares voted in favor of a nominee will be counted toward the achievement of plurality. Votes withheld (including broker non-votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

Who pays for the solicitation of proxies?

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without additional remuneration. American Stock Transfer & Trust Company, the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations. If you hold your stock in "street" name, the transfer agent will request the appropriate nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to you at the Corporation's expense.

What is the deadline for submitting shareholder proposals?

Shareholders desiring to present proposals in next year's proxy statement and at the 2002 Annual Meeting of Shareholders, including director nominations, must submit their proposal to the Corporate Secretary on or before December 4, 2001. Each shareholder proposal must comply with the rules and regulations of the Securities and Exchange Commission in order to be included in next year's proxy statement.

Who are the Corporation's independent accountants?

The accounting firm of KPMG LLP has acted as the Corporation's independent auditors and accountants since 1990, and the directors have appointed KPMG LLP to continue in service throughout 2001. Representatives of KPMG LLP will be present at the Annual Meeting to answer your questions.

Is there any other business to come before the meeting?

Management knows of no other business to be presented for consideration, other than the election of five directors. If other matters are properly presented, the proxies intend to vote in accordance with their best judgment.

How do I obtain an Annual Report on Form 10-K?

You may obtain a copy of Chemung Financial Corporation's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission without charge if you would like more detailed information concerning the Corporation. To obtain a copy, write to: Jane H. Adamy, Vice President & Secretary, Chemung Canal Trust Company, One Chemung Canal Plaza, P. O. Box 1522, Elmira, NY 14902, or e-mail your request to our website: www.chemungcanal.com.

ELECTION OF DIRECTORS AND NOMINEE BIOGRAPHIES

Who are the nominees this year?

Robert H. Dalrymple, Frederick Q. Falck, Ralph H. Meyer, Richard W. Swan and William A. Tryon have each been nominated for election to the Corporation's Board of Directors. If elected, each nominee will hold the office of director for three years or until attainment of age 72.

What are the backgrounds of this year's nominees?

ROBERT H. DALRYMPLE, Age 50, Director since 1995

Secretary of Dalrymple Holding Corporation, a parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of David J. Dalrymple, also a Director of the Corporation.

FREDERICK Q. FALCK, Age 52, Director since 1997
President of L.M. Trading Company, an agricultural investment corporation;
Vice President of Arnot Realty Corporation;
President and former Chairman of The Rathbone Corporation.

RALPH H. MEYER, Age 61, Director since 1985
Retired since August 1, 1998.
Formerly President and Chief Executive Officer of Guthrie Healthcare System, a vertically integrated health care delivery system.

RICHARD W. SWAN, Age 52, Director since 1985
President of Swan & Sons-Morss Co., Inc., an insurance brokerage agency.

WILLIAM A. TRYON, Age 70, Director since 1987
Chairman of the Board and Chief Executive Officer of Trayer Products, Inc., an automotive, truck and other industrial parts manufacturer;
Chairman and former President of Perry & Carroll, Inc., an insurance brokerage agency;
Formerly a Director of the Bank from 1964 to 1976.

STANDING DIRECTOR BIOGRAPHIES

What are the backgrounds of the directors not standing for election this year?
Directors with terms expiring in 2002	Directors with terms expiring in 2003
ROBERT E. AGAN, Age 62 Director since 1986	DAVID J. DALRYMPLE, Age 47 Director since 1993
Chairman of the Board and Chief Executive Officer of Hardinge Inc., a worldwide machine tool manufacturer.

President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies. Mr. Dalyrmple is the brother of Robert H. Dalrymple, also a Director of the Corporation.

STEPHEN M. LOUNSBERRY III, Age 47 Director since 1995	JOHN F. POTTER, Age 55 Director since 1991
President of Applied Technology Manufacturing since July 17, 1996, a manufacturer of machined industrial and railroad component parts;	President of Seneca Beverage Corporation, a wholesale distributor of beer and water products.
Formerly President of Moore & Steele Corp.
THOMAS K. MEIER, Age 60 Director since 1988	WILLIAM C. UGHETTA, Age 68 Director since 1985
President of Elmira College.	Lawyer, of Counsel to the law firm of Sayles & Evans.
Formerly Senior Vice President and General Counsel of Corning Incorporated, a diversified manufacturing company.
Director of Covance, Inc.
Director of GlobalLift Technologies, Inc.
CHARLES M. STREETER, JR., Age 61 Director since 1985	JAN P. UPDEGRAFF, Age 58 Director since 1996
President of Streeter Associates, Inc., a general building contractor.	President and Chief Executive Officer of the Corporation and Bank.
Formerly Vice President and Treasurer of the Corporation and Chief Operating Officer and Executive Vice President of the Bank.
NELSON MOOERS VAN DEN BLINK Age 66, Director since 1985
Chairman of the Board, Chief Executive Officer and Treasurer of The Hilliard Corporation, a motion control equipment, oil reclaimer and filter manufacturer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table shows how much of the Corporation's common stock is owned by directors, named executive officers and owners of more than five percent of our outstanding stock as of February 28, 2001.

Name of Beneficial Owner (and address if Ownership Exceeds 5%)	Amount & Nature of Stock Beneficially Owned	Percent of Shares Outstanding*
Chemung Canal Trust Company One Chemung Canal Plaza Elmira, NY 14902	570,774[1]	14.2%
Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan One Chemung Canal Plaza Elmira, NY 14902	374,337[2]	9.9%
David J. Dalrymple 2105 South Broadway Pine City, NY 14871	625,491[3,5]	15.5%
Robert H. Dalrymple 2105 South Broadway Pine City, NY 14871	595,324[4,5]	14.8%
Robert E. Agan	14,434[6]	*
James E. Corey III	7,785[7]	*
Jerome F. Denton	7,960[7]	*
Frederick Q. Falck	130,053[6,8]	3.2%
Stephen M. Lounsberry III	22,047[6]	*
Thomas K. Meier	8,703[6]	*

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT
Name of Beneficial Owner (and address if Ownership Exceeds 5%)	Amount & Nature of Stock Beneficially Owned	Percent of Shares Outstanding*
Ralph H. Meyer	15,779[6]	*
John F. Potter	31,774[6,9]	*
Charles M. Streeter, Jr.	14,630[6]	*
Richard W. Swan	71,684[10]	1.8%
William A. Tryon	23,746[11]	*
William C. Ughetta	51,145[6]	*
Jan P. Updegraff	10,173[7]	*
Nelson Mooers van den Blink	3,630	*
All Directors, Nominees and Executive Officers as a group (22 persons)	1,141,673[12]	28.3%
*	Unless otherwise noted, less than 1%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT (Continued)
FOOTNOTES
[1]

Held by the Bank in various fiduciary capacities, either alone or with others. Includes 23,129 shares held with sole voting and dispositive powers, 547,645 shares held with shared power to vote and 350,552 shares held with shared dispositive power. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

[2]

The Plan participants instruct the Bank as trustee how to vote these shares. If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions. Plan participants have dispositive power over these shares subject to certain restrictions.

[3]

Includes 94,347 shares held directly, 3,808 shares held as custodian for Mr. Dalrymple's children, 448,510 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and Robert H. Dalrymple are sole general partners, and 78,316 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders. Excludes 7,176 shares held by Mr. Dalrymple's spouse as to which Mr. Dalrymple disclaims beneficial ownership. See footnote 5.

[4]

Includes 64,690 shares held directly, 3,808 shares held as custodian for Mr. Dalrymple's children, 448,510 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and Robert H. Dalrymple are sole general partners, and 78,316 shares held by Dalrymple Holding Corporation of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders. Excludes 4,245 shares held by Mr. Dalrymple's spouse as to which Mr. Dalrymple disclaims beneficial ownership. See footnote 5.

[5]

Excludes 30,230 shares held by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock. Because of the definition of "beneficial ownership" under Section 13 of The Exchange Act, David and Robert Dalrymple are each listed as beneficial owners of 526,826 of the same shares. Without such multiple counting, David and Robert Dalrymples' aggregate beneficial ownership would equal 17% of the Corporation's outstanding shares.

[6]

Includes shares that Messrs. Agan (13,534), Falck (2,511), Lounsberry (5,060), Meier (1,703), Meyer (10,559), Potter (10,669), Streeter (5,040), and Ughetta (6,455) have credited to their accounts in memorandum unit form under the Corporation's Deferred Directors Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation's Common Stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT (Continued)
FOOTNOTES
[7]

Includes all shares of Common Stock of the Corporation held for the benefit of each Executive Officer by the Bank as trustee of the Bank's Profit-Sharing, Savings and Investment Plan. Messrs. Updegraff, Corey and Denton have an interest in 9,757, 5,104, and 6,647 such shares held by the Plan, respectively.

[8]

Includes 1,200 shares held directly and 126,342 shares held indirectly in Mr. Falck's capacity as a co-trustee and/or income beneficiary in various trusts. Excludes 144,113 shares owned by The Rathbone Corporation of which Mr. Falck is an officer and director.

[9] Includes 13,403 shares owned by Seneca Beverage Corporation, of which Mr. Potter is an officer, director and principal shareholder.
[10]

Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc., of which Mr. Swan is an officer, director and one of the principal shareholders, 33,255 shares held in trusts over which Mr. Swan has voting and dispositive power, and 463 shares held by Mr. Swan as custodian for his minor children. Does not include 4,316 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary or 4,236 shares held by Mr. Swan's spouse as to which Mr. Swan disclaims beneficial ownership.

[11] Excludes 7,175 shares held by Mr. Tryon's spouse as to which Mr. Tryon disclaims beneficial ownership.
[12]

Does not include 31,089 shares owned by spouses of certain officers and directors as to which shares such officers and directors disclaim beneficial ownership. Does not include 526,826 shares included under each of David J. and Robert H. Dalrymple (see footnote 5). Also does not include 90 shares of preferred stock owned by directors, certain officers and their spouses of CCTC Funding Corp., a subsidiary of the Bank, a Real Estate Investment Trust under the Internal Revenue Code.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION OF MANAGEMENT

The Personnel Committee of the Board of Directors furnishes the following report on executive compensation:

What is our philosophy of executive compensation?

Under the supervision of the Committee (comprised entirely of outside directors), the Corporation has developed and implemented compensation policies that seek to enhance the profitability of the Bank and the Corporation, thus enhancing shareholder value. The executive compensation program consists of base pay, an annual management incentive bonus, and a long-term incentive bonus. The Committee feels that this philosophy provides fair and competitive compensation that attracts and retains well-qualified executives.

How is the Chief Executive Officer compensated?

The Board of Directors, upon recommendation of the Committee, sets the annual compensation of the Chief Executive Officer. The recommendation of the Committee follows substantial review of comparative information including executive compensation for similarly situated banks and bank holding companies. Key criteria include Return on Average Tier I Equity, Return on Average Assets and dividend performance. The Committee determined that the performance of the Bank was well within the range reported by its peers and that the compensation paid by the Bank was appropriate in comparison to the peer group. Incentive bonus payments to the CEO, based upon performance relative to goals, are determined at year-end. The Committee approved an incentive bonus of $40,000 for Mr. Updegraff based upon 2000 performance.

How are other executive officers compensated?

In recommending to the Board of Directors the compensation and bonuses of the executive vice presidents and auditor, the Committee reviews a recommendation by the CEO that is based on a number of factors including individual and organizational performance, merit increases and responsibility levels.

Based on their evaluation, the Committee believes that the executive management of the Corporation is achieving significant improvements in long-term financial performance. The compensation policies, plans and programs implemented by the Committee are contributing to this management focus.

Thomas K. Meier, Chairman	Frederick Q. Falck	William A. Tryon
Robert E. Agan	Ralph H. Meyer	William C. Ughetta
David J. Dalrymple	Richard W. Swan

EXECUTIVE OFFICERS

Who were the executive officers of the Corporation and the Bank during 2000?

Name	Age	Position (served since)
Jan P. Updegraff	58

President and Chief Executive Officer of the Corporation and the Bank (1998); formerly President and Chief Operating Officer of the Corporation and the Bank (1996); and Vice President and Treasurer of the Corporation and Executive Vice President of the Bank (1990).

James E. Corey III	54	Vice President of the Corporation (1993) and Executive Vice President of the Bank (1998); formerly Senior Vice President of the Bank (1993).
Jerome F. Denton	49	Vice President of the Corporation (1997); formerly Secretary (1986); Executive Vice President of the Bank (1998); formerly Senior Vice President of the Bank (1996).
Thomas C. Karski	55	Vice President of the Corporation (1998) and Senior Vice President of the Bank (1998); formerly Vice President of the Bank (1987).
Joseph P. Manning	62	Vice President of the Corporation (1998) and Senior Vice President of the Bank (1998); formerly Vice President of the Bank (1993).
John R. Battersby, Jr.	50	Senior Vice President, Chief Financial Officer of the Bank (1998); Treasurer of the Corporation and the Bank (1995); formerly Vice President of the Bank (1995).
Jane H. Adamy	50	Secretary of the Corporation (2000) and Vice President and Secretary of the Bank (2000); formerly Vice President of the Bank (1998) and Senior Trust Officer (1993).

EXECUTIVE COMPENSATION

Who are the named executive officers whose compensation exceeds $100,000 for 2000?
Summary Compensation Table
Annual Compensation
Name and Principal Position Held	Year	Salary($)	Bonus($)1	All Other Compensation($)2
Jan P. Updegraff President and Chief Executive Officer of the Corporation and the Bank	2000 1999 1998	226,923 192,692 175,577	40,000 55,000 40,000	10,470 10,019 10,513
James E. Corey III Vice President of the Corporation and Executive Vice President of the Bank	2000 1999 1998	104,852 97,052 91,210	14,500 27,000 12,000	8,516 7,931 8,096
Jerome F. Denton Vice President of the Corporation and Executive Vice President of the Bank	2000 1999 1998	96,854 89,646 81,312	12,500 25,000 10,600	8,276 7,708 7,799
[1]	Includes amounts allocated for the year indicated, whether paid or deferred, under both the Bank-Wide and Management Incentive Bonus Plans.
[2]	Includes amounts allocated for the year indicated under the Bank's Profit-Sharing, Savings and Investment Plan.
NOTE: The officers of the Corporation are not separately compensated for services rendered to the Corporation.

PENSION PLANS & EMPLOYMENT CONTRACTS

Pension Plans

The following table shows the estimated annual retirement benefits payable from the Chemung Canal Trust Company Pension and Executive Supplemental Pension Plans, based upon a straight-life annuity form of payment, payable on retirement at age 65, and assuming final average earnings as shown. Employees vest fully following 5 years of service, normal retirement age is 65, and reduced benefit payments are available for early retirement at or after age 55.

Average Annual Compensation	15	20	25	30	35[1]
$100,000	24,328	32,437	40,546	47,655	54,765
$120,000	29,878	39,837	49,796	58,556	67,315
$150,000	38,203	50,937	63,671	74,906	86,140
$190,000	49,303	65,737	82,171	96,705	111,240
$200,000	52,078	69,437	86,796	102,156	117,515
1 Maximum number of years allowed under the terms of the Pension Plan.

The Pension Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years; and, for each additional year to a maximum of 10 years, 1% of the above average annual compensation (exclusive of bonuses); plus, for each year of credited service to a maximum of 35 years, 0.65% of average compensation in excess of the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35-year period ending with the year in which the participant attains Social Security retirement age. The average taxable wage base was $35,100 for a participant attaining age 65 in 2000.

The named executive officers of the Corporation and the Bank had the following credited full years of service under the Plan as of December 31, 2000: Jan P. Updegraff--30, James E. Corey III--13, and Jerome F. Denton--28.

The Bank's non-qualified Executive Supplemental Pension Plan provides a benefit equal to the benefit which would have been paid under the terms of the Bank's Pension Plan without regard to limitations under the Internal Revenue Code. From time to time the Board of Directors may select executives as participants in the plan. Currently, Mr. Updegraff is the only active employee participating.

Employment Contracts

The Bank has employment contracts with twenty-five of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 2002, except for Mrs. Melinda Sartori, Mrs. Marcia Scanlin, Ms. Linda M. Struble, and Messrs. Battersby, Corey, Denton, Karski, Manning, Updegraff and Ward whose guaranteed terms end December 31, 2003. The contracts further provide that they may be extended by the Board of Directors on a year-to-year basis and also may be terminated for cause upon thirty days' notice.

COMPARATIVE RETURN PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Returns For Fiscal Years
Ending December 31, 1996 - 2000 Among Chemung Financial Corporation,
CRSP Total Returns Index for NASDAQ Stock Market (US Companies) and
NASDAQ - Bank Stocks Index

(OMITTED GRAPHIC MATERIAL - SEE APPENDIX)
	1995	1996	1997	1998	1999	2000

Chemung Financial Corporation	100.00	126.28	160.59	221.05	209.78	176.95
CRSP NASDAQ Composite	100.00	123.04	150.69	212.51	394.92	237.62
NASDAQ - Bank Stocks	100.00	132.04	221.06	219.64	211.14	241.08

The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 31, 1996.

The CRSP Total Returns Index for NASDAQ Stock Market (US Companies) and Bank Stocks indices were obtained from the Center for Research in Security Prices (CRSP), University of Chicago, Chicago, Illinois.

BOARD OF DIRECTORS INFORMATION

How often did the Board meet during fiscal year 2000?

The Board of Directors of the Corporation held eleven scheduled and two special meetings and the Board of Directors of the Bank held twelve regularly scheduled meetings and two special meetings during the year ended December 31, 2000.

With the exception of Dr. Brooks, who attended 65% of the Corporation's board meetings and 67% of the total Corporation's and Bank's board and committee meetings, each director of the Corporation and the Bank attended at least 75% of the board and committee meetings of which they were members.

What standing Board Committees exist at the Bank?

The following table shows the standing Committees, membership of each, and number of meetings held in 2000.

Name	Executive	Loan	Trust & Employee Benefits	Portfolio	Audit	Personnel
Agan		X			X	X
Brooks**			X	X	X	X
D.J.Dalrymple	X*	X				X
R.H. Dalrymple	X	X			X
Falck	X	X				X
Lounsberry			X	X	X*
Meier	X		X			X*
Meyer			X*	X		X
Potter		X		X*	X
Streeter		X*		X	X
Swan	X	X				X
Tryon	X		X			X
Ughetta	X		X			X
Updegraff	X	X	X	X
Van den Blink	X		X		X
# of Meetings in 2000	6	12	12	4	3	5

*Committee Chair
**Retired 11/30/00

The Executive Committee may, subject to limitations under applicable law and the By-Laws, act on behalf of the Board whenever the Board is not in session. Actions taken will be reported at the next regular meeting of the Board.

The Loan Committee establishes policy for the Bank's lending functions as determined under applicable regulations and/or the By-Laws.

The Trust and Employee Benefits Committee passes on all questions of policy bearing upon the investment of trust funds and the general conduct of the estate, agency, and fiduciary business of the Bank. The Committee also has responsibility for the Bank's own benefit plans and reviews the trust and investment policies and performance.

The Portfolio Committee passes on all questions of policy relating to the oversight of the Bank's investment portfolio and internal administrative functions.

The Audit Committee is composed of independent directors for which information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Audit Committee Report," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

The Personnel Committee is responsible for the nomination of officers and makes compensation recommendations for the president, executive vice presidents and the auditor.

How are Directors compensated?

Each non-employee director of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors and its committees attended. The Chair of each committee receives $350 for each committee meeting attended. Only one fee is paid for attendance at meetings that serve both the Corporation and the Bank. Employee directors receive no fees for their services as Directors.

A Deferred Directors Fee Plan for non-employee Directors provides that Directors may elect to defer receipt of all or any part of their fees. Deferrals are credited with either interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments or converted to units which appreciate or depreciate as would an actual share of the Corporation's common stock purchased on the deferral date. Cash deferrals will be paid in cash. Units will be paid in shares of common stock.

AUDIT COMMITTEE REPORT

The Chemung Financial Corporation Board of Directors' Audit Committee is comprised of six directors who are not officers of the Corporation. Under currently applicable rules, all members are considered independent. The Board of Directors has adopted a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement.

The Audit Committee held three meetings during 2000. The meetings were designed to facilitate and encourage private communication between the Audit Committee, the internal auditors and the Corporation's independent public accountants, KPMG LLP ("KPMG"). Management is responsible for the Company's internal controls and financial reporting process. The Audit Committee believes that management maintains an effective system of internal controls which results in fairly presented financial statements.

The Audit Committee has reviewed and discussed the Corporation's audited consolidated financial statements for the year ended December 31, 2000, with management and KPMG. The Audit Committee has also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from KPMG the written disclosures and the letter regarding KPMG's independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Fees for services provided by the independent accountants for the 2000 fiscal year are as follows: audit fees (including quarterly reviews) - $89,150; financial information systems design and implementation fees - none; and all other fees - $43,775. The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the year ended December 31, 2000, were compatible with maintaining KPMG's independence. The Audit Committee has concluded that the non-audit services provided do not impair the independence of KPMG.

Based on the Audit Committee's discussion with management and KPMG, and its review of the information described in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Chemung Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed KPMG as the Bank's and Corporation's independent auditors for 2001.

The Audit Committee of the Board of Directors of Chemung Financial Corporation:
Stephen M. Lounsberry III, Chairman	John F. Potter
Robert E. Agan	Charles M. Streeter, Jr.
Robert H. Dalrymple	Nelson Mooers van den Blink

OTHER INFORMATION

Some of the Bank's directors and officers, and entities with which they are associated, are customers of the Bank in the ordinary course of business and are indebted to the Bank. The Bank anticipates that some of these directors, officers and entities will continue to be customers of and indebted to the Bank on similar terms in the future. All loans to these individuals and entities are made in the ordinary course of business, involve no more than a normal risk of collectibility and are on substantially the same terms, including interest rates and collateral requirements, as those services provided for comparable transactions with unaffiliated persons and entities.

The Bank has purchased and paid for insurance from Continental Casualty Company providing for reimbursement of directors and officers of the Corporation and the Bank for their costs and expenses for claims based on "wrongful acts" in connection with their duties as directors or officers, including actions as fiduciaries of the Bank's Pension and Profit-Sharing Plans. This insurance coverage, expiring in April 2002, has an annual cost of $11,250.

DIRECTOR BUSINESS RELATIONSHIPS

The Bank retained Sayles & Evans, a law firm of which Mr. Ughetta is of counsel, for legal services during 2000 and expects to retain Sayles & Evans for legal services during the current year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, certain executive officers, and ten percent shareholders (collectively "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in beneficial ownership (the "Reports"). SEC regulations require Reporting Persons to furnish the Corporation with copies of all Reports filed.

Based solely on review of the Reports furnished to the Corporation and written representation from the Reporting Persons that no other reports were required for the year ended December 31, 2000, the Corporation's Reporting Persons complied with these requirements except for one report not timely filed by Mr. Karski.

BY ORDER OF THE BOARD OF DIRECTORS

Jane H. Adamy
Secretary

Date:	April 6, 2001
One Chemung Canal Plaza
Elmira, New York 14902
www.chemungcanal.com

APPENDIX A

CHEMUNG FINANCIAL CORPORATION
AUDIT COMMITTEE CHARTER

  Purpose

  The Audit Committee (the Committee) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities over Chemung Financial Corporation and its wholly owned subsidiaries (hereafter collectively referred to as the Corporation). The Committee's primary duties and responsibilities are to:
Monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding financial reporting and compliance with legal and regulatory requirements.
Monitor the independence and performance of the Corporation's independent auditors and internal auditing department.
Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

  The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the independent auditors as well as anyone in the Corporation. The Committee may retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

  Organization and Meetings

  This charter governs the operations of the Committee and shall be construed in accordance with the rules and regulations of the Securities and Exchange Commission. The Committee members shall be appointed by the Board of Directors. The Committee shall be comprised of at least three directors, each of whom shall be independent of management and the Corporation. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

  The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee shall also meet privately in executive session (without management present) at all meetings, unless the Chairperson of the Committee determines that this is not necessary, with the independent auditors and the general auditor of the internal auditing department to discuss any matters that the Committee believes should be discussed.

  Responsibilities and Duties

Management is responsible for preparing the Corporation's financial statements, and the independent auditors and the internal audit department are responsible for auditing those financial statements. The following shall be the principal recurring duties of the Committee in carrying out its oversight responsibilities. These responsibilities and duties are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

Review Procedures
1.

At least annually, review and reassess the adequacy of this Charter, and submit it to the Board of Directors for its approval. This document shall be published in the Corporation's annual proxy at least every three years in accordance with SEC regulations.

2.

Review the Corporation's annual audited financial statements with management and the independent auditors prior to filing or distribution. This review shall include discussion of significant issues regarding accounting principles, practices and judgments. Also, the Committee shall receive and review the results of the annual audit and any other required communications from the independent auditors. Based on such reviews and discussions, the Committee shall advise the Board whether it recommends that the audited financial statements be included in the Corporation's SEC Form 10K to be filed with the SEC.

3.

In consultation with management, the independent auditors and the internal auditor, consider the adequacy and effectiveness of the Corporation's financial reporting process and controls, including compliance with legal requirements. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings, conclusions and recommendations prepared by the independent auditors and the internal auditing department together with management's responses.

4.

Meet at least annually with the Loan Review Officer, in order to receive this department's report of loans reviewed, the evaluation of the adequacy of the Corporation's allowance for loan losses, its listing of classified loans, and the analysis of impaired loans and their reserve allocation. On a quarterly basis, the Loan Review Officer shall provide the Committee with a report summarizing this department's activity for the prior quarter, a current evaluation of the allowance for loan losses, and a summary of the Corporation's asset quality.

5.

On a semi-annual basis, the Committee shall receive a report from the CRA Officer summarizing Chemung Canal Trust Company's (the Bank) activities, monitoring progress and performance, and reviewing public complaints relative to compliance with the Community Reinvestment Act. At least annually, the Committee shall review the Bank's CRA Statement and submit it to the Board of Directors for their approval.

6.

At least annually, meet with the Compliance Officer in order to review the compliance program and ensure that adequate procedures are in place to monitor the Corporation's compliance with the appropriate State and Federal Laws and Regulations. On a semi-annual basis, the Committee shall receive a report from the Compliance Officer summarizing the compliance program activities.

Independent Auditors
7.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Committee shall review the independence and performance of the auditors. Annually, the Committee shall recommend to the Board of Directors the appointment of the independent auditors or approve the replacement of auditors when circumstances warrant.

8.

Review and approve the terms of the engagement of the independent auditors, including the scope of their audit and audit fees, and shall be advised of any significant engagement performed by the independent auditors that was beyond the scope of the audit engagement letter.

9.	On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Corporation, which could impair the auditors' independence.
10.	Discuss with management any significant disagreements between the independent auditors and management.
11.

Review the information required by Statement on Auditing Standards (SAS) 61 on an annual basis with the independent auditors. Request that the independent auditors review, in accordance with SAS 61, the SEC Form 10-Q, prior to its filing, and update any material changes in SAS 61 information on a quarterly basis. Such updates to SAS 61 may be communicated to the Committee Chairperson or the entire Committee.

Internal Audit Department
12.

Review the internal audit function of the Corporation, including the proposed programs, changes in the programs, and coordination of such programs with the independent auditors. Also, review the organization's structure, the adequacy of its resources and qualifications of the internal audit department, as needed.

13.	Review the appointment, performance and replacement of the general auditor of the internal audit department.
14.

Prior to each meeting, but no less than quarterly, the Committee shall be provided a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Other Audit Committee Responsibilities
15.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report shall be included in the Corporation's annual proxy statement.
16.	Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.
17.	Maintain minutes of meetings and report to the Board of Directors on significant results of the foregoing activities.

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CHEMUNG FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - MAY 10, 2001

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CHEMUNG FINANCIAL CORPORATION

John B. Hintz and Daniel Agan, each with power of substitution and with all powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on May 10, 2001 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.

(To be signed on Reverse Side)

****************************************************************************************

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.
			NOMINEES:	3-year term:
	FOR	WITHHELD
1.	Election of Directors.		Robert H. Dalrymple
Frederick Q. Falck
Ralph H. Meyer
Richard W. Swan
William A. Tryon

For, except vote withheld from the following nominee(s):
_______________________________________________________

I/We will attend the Meeting

Number in group				____

______________________	DATE	________	___________________	DATE	_________
Signature			Signature If Held Jointly

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such.